Exhibit 10.93(b)
 Letter from Ilan Arbel, dated May 15, 1998, re: funding of Company's operations


                                 Mr. Ilan Arbel
                        c/o United Textiles & Toys Corp.
                            1410 Broadway, Suite 1602
                            New York, New York 10018
                               Tel: (212) 391-1111



May 15, 1998

Haskell & White, LLP
Certified Public Accountants
4901 Birch Street
Newport Beach, California 92660

Re:      Play Co. Toys & Entertainment Corp. ("Play Co.")

To Whom It May Concern:

With regard to the financing of Play Co.'s near term and long-term operations, funds are available from various sources including the current inventory financing line with FINOVA Capital Corporation and trade credit lines from manufacturers/vendors. Additionally, I have, on several occasions, represented my intent to continue to commit funds and other financial instruments to secure the continued operations of Play Co. which, I believe, will reach a point of break-even and future profitability. Additionally, I have represented, and continue to represent that Europe American Capital Corporation, European Ventures Corp., TransAtlantic Commerce Corporation and ABC Fund, Ltd., entities over which I have the ability to exercise control, have available resources to fund the operations of Play Co. and that those resources are otherwise unencumbered. Vermongenstreuhand GmbH is the Trustee for European American Capital Corporation.

Additionally, I have attached a copy of a recent brokerage statement to provide you with some assurance of the availability of additional funds.

Further, I commit that such funds to support the operations of Play Co. will be made available through at least September 30, 1999.

Sincerely,
/s/
Ilan Arbel